EXHIBIT 99.1

SERVICE CORPORATION INTERNATIONAL
ANNOUNCES RETIREMENT OF SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND SECRETARY GREGORY T. SANGALIS

HOUSTON, Texas, November 3, 2022 . . . Service Corporation International (NYSE: SCI), announced that Gregory T. Sangalis, Senior Vice President, General Counsel and Secretary, informed the Company of his intent to retire effective March 31, 2023.
Lori Spilde, Vice President, Deputy General Counsel and Assistant Secretary of the Company will assume the role of Senior Vice President, General Counsel and Secretary in addition to her current responsibilities effective April 1, 2023.
Tom Ryan, the Company's Chairman and CEO, commented on Greg's retirement:
“Greg Sangalis has served SCI with distinction during his 15 years with the Company. Greg has been instrumental in shaping our strategy, enhancing our culture and developing our leadership team, greatly contributing to the Company’s success. The SCI Board of Directors and I deeply appreciate Greg’s steadfast and unwavering leadership particularly as we managed through the challenging economic cycles of the past 15 years. We wish Greg the very best in his well-earned retirement.”
About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of funeral, cemetery and cremation services, as well as final-arrangement planning in advance, serving more than 600,000 families each year. Our diversified portfolio of brands provides families and individuals a full range of choices to meet their needs, from simple cremations to full life celebrations and personalized remembrances. Our Dignity Memorial® brand is the name families turn to for professionalism, compassion, and attention to detail that is second to none. At September 30, 2022, we owned and operated 1,463 funeral service locations and 488 cemeteries (of which 300 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Assistant Vice President / Corporate Communications	(713) 525-3468